FUSION	Andrew Lewin
CONTACT:	212-972-2000
alewin@fusiontel.com

INVESTOR	BPC Financial Marketing
CONTACT:	John Baldissera
800-368-1217

MEDIA	Rubenstein Associates
CONTACT:	Rob Solomon
212-843-8050
rsolomon@rubenstein.com

FOR IMMEDIATE RELEASE

Fusion Reports Third Quarter 2005 Results

New York, NY, November 14, 2005 - Fusion (AMEX: FSN) today announced financial results for the third quarter ended September 30, 2005.

Recent highlights:

•
Revenue from VoIP Services to Consumers and Corporations increased 67% for nine months ended September 30, 2005, over nine months ended September 30, 2004, driven by growth of efonica brand of VoIP services

•	Signed VoIP hardware manufacturing and efonica service distribution agreement
•	Became operational in Jamaica
•	Signed agreement for acquisition of operating assets of iFreedom

For the third quarter ended September 30, 2005, Fusion reported revenues of $9.1 million, a decrease of 30% compared to revenues of $13.0 million for the third quarter of 2004, and a decrease of 53% compared to revenues of $19.3 million for the second quarter ended June 30, 2005. Fusion reported a net loss applicable to common stockholders of ($2.3) million or ($0.09) per share for the third quarter of 2005, compared to ($1.9) million or ($0.07) per share in the second quarter of 2005, and ($1.4) million or ($0.08) per share for the third quarter of 2004. Operating loss for the quarter was ($2.4) million as compared to ($1.9) million in the second quarter of 2005, and ($0.9) million in the third quarter of 2004.

Selling, general and administrative costs decreased from the second quarter of 2005 by $0.2 million. Although there was an increase of $0.5 million in expenses over the third quarter of 2004, the year over year increase was primarily the result of costs incurred due to our status as a public company since February of 2005, and additional expenses associated with the development of new strategically significant infrastructure, new products and services, and the development of new operations in Turkey and Jamaica.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the third quarter of 2005 was ($2.1) million, compared to ($1.6) million for the second quarter of 2005, and ($0.4) million for the third quarter of 2004. Adjusted EBITDA, which excludes certain non-recurring items such as forgiveness of debt, was ($2.1) million for the third quarter of 2005, compared to
($1.6) million for the second quarter of 2005, and ($0.6) million for the third quarter of 2004.

Commenting on the results, Matthew Rosen, President and Chief Operating Officer of Fusion, said “During the third quarter of 2005, earnings were impacted by the inherent peaks and valleys in our carrier business and a strategic decision to focus on building infrastructure required to deliver our full suite of VoIP services to the global marketplace. We believe that by focusing our efforts on building out Fusion’s infrastructure at this time we are positioning Fusion to take advantage of future opportunities. Fusion continues to position itself globally to expand faster and more cost efficiently. We remain confident in our ability to market our suite of services to both corporate and residential customers, and believe having our infrastructure fully in place will maximize the success of these efforts going forward.”

As of September 30, 2005, the Company had cash and cash equivalents of $17.5 million compared to $4.4 million as of December 31, 2004. The increase in cash is a result of the $23.3 million in net proceeds from the Company’s initial public offering completed in the first quarter of 2005. Of these proceeds, approximately $5.0 million has been used to repay debt and accrued interest, to purchase property and equipment, and for investment in international joint ventures.

As of September 30, 2005, the Company’s debt balance decreased to approximately $1.6 million (consisting primarily of $1.5 million in capital lease obligations) from approximately $5.7 million as of December 31, 2004. This reduction in debt and the conversion of our Series C Preferred Stock to common stock in February 2005, resulted in a decrease in interest expense of $0.5 million in the third quarter of 2005 as compared to the third quarter of 2004. Stockholders’ Equity at the end of the third quarter was $20.8 million as compared to a deficit of ($13.3) million as of December 31, 2004.

Mr. Rosen concluded, “Going forward, we continue to work towards enhancing our infrastructure, adding new services, developing our VoIP hardware product line, further expanding our penetration of existing markets, entering new markets and forming partnerships for service distribution and support. We believe the IP communications market presents a tremendous growth opportunity, particularly in the VoIP segment, and that Fusion has the right combination of technology, strategy, distribution relationships and management to succeed in this evolving market.”

Use of Non-GAAP Financial Measures:

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant nonrecurring transactions, such as impairment losses associated with divested businesses and forgiveness of debt, which vary significantly between periods and are not recurring in nature. Although the Company uses Adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (GAAP). Consistent with the SEC Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, which can be viewed under the heading "Reconciliation of Net Loss to Adjusted EBITDA", immediately following the Consolidated Statements of Operations included in this press release.

Earnings Conference call

The Company will host a conference call to discuss its financial results at 2:00 p.m. EDT on November 14, 2005. The call can be accessed by dialing (877) 704-5386. A replay of the call will be available until November 21, 2005. To listen to the replay, please call (888) 203-1112. To access the replay, users will need to enter the following passcode: 2135406. The call will be available live on the Internet at www.fusiontel.com. The online archive of the web cast will be available for one year following the call.

About Fusion:

Fusion provides its efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, the Caribbean and Latin America. Fusion currently provides a full suite of communications services to corporations, consumers, international carriers, government entities, and Internet service providers in over 45 countries. For more information please go to: http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory and fixed assets, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Consolidated Balance Sheets

	September 30,	December 31,
	2005	2004
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$17,509,129	$4,368,726
Accounts receivable, net of allowance for doubtful accounts of approximately $445,000 and
$414,000, in 2005 and 2004, respectively	2,689,781	3,145,535
Restricted cash	25,000	145,000
Prepaid expenses and other current assets	730,297	889,761
Total current assets	20,954,207	8,549,022
Property and equipment, net	4,404,488	3,271,474
Other assets
Security deposits	745,892	902,028
Restricted cash	218,176	235,276
Goodwill	761,143	—
Intangible assets, net	4,868,632	—
Other	678,694	704,317
Total other assets	7,272,537	1,841,621
	$32,631,232	$13,662,117
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Long-term debt, related parties, current portion	$-	$1,739,025
Long-term debt, current portion	150,000	2,660,281
Capital lease obligations, current portion	1,377,571	1,131,830
Accounts payable and accrued expenses	8,544,996	10,274,688
Investment in Estel	715,595	140,821
Liabilities of discontinued operations	782,719	1,116,090
Total current liabilities	11,570,881	17,062,735
Long-term liabilities
Capital lease obligations, net of current portion	102,446	156,495
Preferred stock, Series C, subject to mandatory redemption (liquidation preference in the
aggregate of approximately $10,932,000 in 2004)	-	9,716,026
Total long-term liabilities	102,446	9,872,521
Minority interests	123,891	16,890
Commitments and contingencies
Stockholders’ equity (deficit)
Common stock, $.01 par value, 105,000,000 shares authorized, 11,104,962 and 0 shares issued, and
10,429,381 and 0 shares outstanding in 2005 and 2004, respectively	104,294	—
Common stock, Class A $.01 par value, 21,000,000 shares authorized, 15,749,963
and 17,479,993 shares issued and outstanding in 2005 and 2004, respectively	157,500	174,800
Capital in excess of par value	105,871,952	65,127,291
Accumulated deficit	(85,299,732)	(78,592,120)
Total stockholders’ equity (deficit)	20,834,014	(13,290,029)
	$32,631,232	$13,662,117

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

Consolidated Statements of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$9,123,742	$13,023,371	$40,312,685	$39,328,800
Operating expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below	8,280,078	11,087,267	36,981,492	33,797,571
Depreciation and amortization	358,669	455,583	1,228,080	1,334,979
Selling, general and administrative expenses	2,854,067	2,392,271	8,589,154	6,848,362
Total operating expenses	11,492,814	13,935,121	46,798,726	41,980,912

Operating loss	(2,369,072)	(911,750)	(6,486,041)	(2,652,112)

Other income (expense)
Interest income (expense), net	107,276	(552,739)	(77,147)	(1,376,259)
Forgiveness of debt	52,539	197,934	57,879	2,174,530
Loss from investment in Estel	(192,566)	(53,420)	(492,026)	(372,330)
Other	(10,390)	22,350	(4,434)	40,099
Minority interests	71,073	(72,124)	119,157	(40,743)
Total other income (expense)	27,932	(457,999)	(396,571)	425,297
	(2,341,140)	(1,369,749)	(6,882,612)	(2,226,815)
Loss from continuing operations
Discontinued operations:
Income from discontinued operations	-	-	175,000	-
Net loss	$(2,341,140)	$(1,369,749)	$(6,707,612)	$(2,226,815)
Losses applicable to common stockholders:
Loss from continuing operations	$(2,341,140)	$(1,369,749)	$(6,882,612)	$(2,226,815)
Preferred stock dividends	-	-	-	(385,918)
Net loss applicable to common stockholders from continuing operations	(2,341,140)	(1,369,749)	(6,882,612)	(2,612,733)
Income from discontinued operations	-	-	175,000	-
Net loss applicable to common stockholders	$(2,341,140)	$(1,369,749)	$(6,707,612)	$(2,612,733)
Basic and diluted net loss per common share:
Loss from continuing operations	$(0.09)	$(0.08)	$(0.28)	$(0.16)
Income from discontinued operations	-	-	0.01	-
Net loss applicable to common stockholders	$(0.09)	$(0.08)	$(0.27)	$(0.16)
Weighted average shares outstanding
Basic and diluted	26,179,151	17,399,768	24,555,878	16,444,858

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net loss	$(2,341,140)	$(1,369,749)	$(6,707,612)	$(2,226,815)
Income from discontinued operations	-	-	(175,000)	-
Loss from continuing operations	(2,341,140)	(1,369,749)	(6,882,612)	(2,226,815)
Adjustments:
Interest expense, net	(107,276)	552,739	77,147	1,376,259
Depreciation and amortization	358,669	455,583	1,228,080	1,334,979
EBITDA	(2,089,747)	(361,427)	(5,577,385)	484,423
Adjustments:
Forgiveness of debt	(52,539)	(197,934)	(57,879)	(2,174,530)
Adjusted EBITDA	$(2,142,286)	$(559,361)	$(5,635,264)	$(1,690,107)